SYNOVUS FUNDS

                           LARGE CAP CORE EQUITY FUND
                               MID CAP VALUE FUND
                          INTERMEDIATE-TERM BOND FUND
                          GEORGIA MUNICIPAL BOND FUND

                         SCHEDULE DATED AUGUST 13,2001
                        TO THE ADMINISTRATION AGREEMENT
                            DATED NOVEMBER 14, 1991
                      AS AMENDED AND RESTATED MAY 17, 1994
                                    BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                     AND
                     SEI INVESTMENTS MUTUAL FUNDS SERVICES

  Fees: Pursuant to Article 4, Section A, the Trust shall pay the Administrator compensation for services rendered to the Synovus Funds (the "Funds") at an annual rate equal to 15.0 basis points on the first $250 million of assets; 12.5 basis points on the next $250 million of net assets and 10.0 basis points on all assets over $500 million. Each portfolio is subject to a minimum annual administration fee of $100,000 and $15,000 per additional class.

  Term: Pursuant to Article 7, the term of this Agreement shall commence on October 12, 2001 and shall remain in effect with respect to the Funds for five years (the "Initial Term"). This Agreement shall continue in effect for successive periods of 5 years after the Initial Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.

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   Agreed to and accepted by:

   SEI Investments Mutual Funds Services       Advisors' Inner Circle Fund

   Name: /S/ WILLIAM E. ZITELLI, JR.           Name:/S/ WILLIAM E. ZITELLI, JR.
         ---------------------------                ---------------------------
   Title: VICE-PRESIDENT                       Title:VICE-PRESIDENT
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  Acknowledged and Agreed to by:

  Synovus Funds Investment Advisors

  NAME: GEORGE FLOWERS
        --------------

  Title: PRESIDENT
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